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                                   EXHIBIT 11

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                      RE COMPUTATION OF PER SHARE EARNINGS


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                                                                          NINE MONTHS ENDED                THREE MONTHS ENDED
                                                                     --------------------------     ------------------------------
                                                                     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                      1999               2000         1997  1999      1996 2000
                                                                     ----------------------------   ------------------------------
SHARES OF COMMON STOCK OUTSTANDING
    FOR THE ENTIRE  PERIOD ......................................    13,810,270      13,493,723      13,538,480      17,399,954

ISSUANCE OF 16,360 AND 34,936 SHARES OF COMMON STOCK
      TO THE COMPANY'S DEFINED CONTRIBUTION  PLAN IN
      1999 AND 2000 .............................................         9,739          19,703           5,308          12,003

ISSUANCE OF 10,987 AND 6,950 SHARES OF COMMON STOCK
      UPON EXERCISE OF OPTIONS IN 1999 AND 2000 .................          5,711          5,766           1,255             595

REPURCHASE OF  348,400 AND 888,631 SHARES OF COMMON
      STOCK UNDER BUYBACK PROGRAM IN 1999 AND 2000 ..............      (205,574)       (204,618)        (52,055)       (585,205)

ISSUANCE OF 3,888,788 SHARES OF COMMON STOCK FOR THE
      KRON and BAYTV ACQUISITION ................................            --       1,376,688              --              --
                                                                   ------------    ------------    ------------    ------------

WEIGHTED AVERAGE SHARES OF COMMON STOCK

OUTSTANDING .....................................................    13,620,146      14,691,262     13,492,988       16,827,347

DILUTED EFFECT OF 2,280,653 OPTIONS IN 2000 EXPECTED TO
      BE EXERCISED UNDER THE TREASURY STOCK METHOD
      USING THE WEIGHTED AVERAGE MARKET PRICE OF  THE
      COMPANY'S SHARES OF  COMMON STOCK .........................            --       1,234,579              --              --
                                                                   ------------    ------------    ------------    ------------

TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
   COMMON STOCK  FOR THE PERIOD..................................    13,620,146      15,925,841      13,492,988      16,827,347
                                                                   ------------    ------------    ------------    ------------
NET (LOSS) INCOME................................................  $(26,744,683)   $  8,985,286    $(21,607,470)   $ (1,634,207)
                                                                   ============    ============    ============    ============
NET (LOSS) INCOME PER COMMON SHARE
   BASIC
       NET (LOSS) INCOME.........................................  $      (1.96)   $       0.61    $      (1.60)   $      (0.10)
                                                                   ============    ============    ============    ============
   DILUTED
NET (LOSS) INCOME ...............................................  $      (1.96)   $       0.56    $      (1.60)   $      (0.10)
                                                                   ============    ============    ============    ============

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